EXHIBIT 4.2

SECOND AMENDMENT TO RIGHTS AGREEMENT
BETWEEN
WOLVERINE WORLD WIDE, INC.
AND
COMPUTERSHARE INVESTOR SERVICES, L.L.C., AS SUCCESSOR RIGHTS AGENT

                    This Second Amendment to Rights Agreement (the "Amendment") amends the Rights Agreement between WOLVERINE WORLD WIDE, INC. ("Wolverine") and COMPUTERSHARE INVESTOR SERVICES, L.L.C. ("Computershare"), as successor Rights Agent to HARRIS TRUST AND SAVINGS BANK ("Harris Bank") dated April 17, 1997 (the "Rights Agreement"). NATIONAL CITY BANK ("National City") joins in this amendment as successor in interest to Computershare. Capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the Rights Agreement.

                    WHEREAS, under the Rights Agreement, Computershare is appointed as the successor "Rights Agent" as defined therein; and

                    WHEREAS, Wolverine has appointed National City as the Registrar and Transfer Agent for all issued and outstanding classes of its securities and desires to appoint National City as successor "Rights Agent" to Computershare under the Rights Agreement.

                    In consideration of the terms set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

          1.          Appointment of Substitute Rights Agent. Wolverine hereby appoints National City to act as agent for the Company and the holders of the Rights (who, in accordance with Section 3 of the Rights Agreement, shall, prior to the Distribution Date, also be the holders of the Common Stock) in accordance with the terms and conditions hereof, and National City hereby accepts such appointment to serve as Rights Agent. The appointment of National City as Rights Agent is deemed effective as of February 11, 2001 (the "Effective Date"). As of the Effective Date, all references in the Rights Agreement to "Rights Agent" shall be deemed to refer to National City, Computershare shall no longer be the Rights Agent and National City shall be fully responsible for all responsibilities and obligations of Rights Agent under the Rights Agreement.

          2.          Section 24. The address stated for the Rights Agent under Section 24 of the Rights Agreement is amended and replaced with the following:

National City Bank 629 Euclid Avenue Suite 635 Cleveland, Ohio 44114-3484 Attention: Laura Kress

          3.          Except as specifically set forth in this Amendment, all terms and conditions as set forth in the Rights Agreement shall remain in full force and effect.

                    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested as of the dates set forth below.

Attest:	WOLVERINE WORLD WIDE, INC.

By /s/ James D. Zwiers	By /s/ Blake W. Krueger
James D. Zwiers Associate General Counsel and Assistant Secretary	Blake W. Krueger Executive Vice President, General Counsel and Secretary

Attest:	NATIONAL CITY BANK

By /s/ Marlayna Jeanclerc	By /s/ Laura Kress
Name Marlayna Jeanclerc Its Vice President	Name Laura Kress Its Vice President

Attest:	COMPUTERSHARE INVESTOR SERVICES, L.L.C.

By /s/ Kathy Durava	By /s/ Charles V. Zade
Name Kathy Durava Its Client Service	Name Charles V. Zade Its Relationship Manager